BEN & JERRY'S HOMEMADE, INC.
                               30 Technology Drive
                                    Suite #1
                         South Burlington, Vermont 05403


                                                                    May 22, 1996


Dear Stockholders:

     Enclosed is a proxy statement for the 1996 Annual Meeting of Stockholders, which will be held on Saturday, June 22, 1996 at Sugarbush North Resort in Warren, Vermont, 05674 at 10:00 in the morning. Also enclosed are two proxy cards, one for voting Class A common shares and one for voting Class B common shares, and a copy of the 1995 Annual Report to Stockholders.

     On the following pages you will find a Notice of 1996 Annual Meeting and Proxy Statement. The Notice of Annual Meeting lists two items of formal business to address at the Annual Meeting.

     We ask your support in the election of directors and in approving Item 2.

     We will follow the formal business with time for discussion, and we invite your comments, questions and ideas.

     After the meeting, there will be a one day party. This year we are again calling it the One World One Heart Festival, and it will be a wonderful one day celebration. The festival will be held on Saturday, June 22nd and will be filled with music, fun, social activism and surprises. We hope you make plans to join us.

                                                 Sincerely,


                                                 /s/Ben Cohen
                                                 Ben Cohen
                                                 Chairperson


                                                 /s/Robert Holland, Jr.
                                                 Robert Holland, Jr.
                                                 President and CEO

                          BEN & JERRY'S HOMEMADE, INC.
                               30 Technology Drive
                                    Suite #1
                         South Burlington, Vermont 05403

                          BEN & JERRY'S HOMEMADE, INC.

                  NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Ben & Jerry's Homemade, Inc. will be held at the Sugarbush North Resort in Warren, Vermont, 05674, on Saturday the 22nd of June at 10:00 a.m., Vermont time, for the following purposes:

1. To fix the number of directors at ten and to elect ten directors to serve for the next year.

2. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors for the 1996 fiscal year.

3. To transact any other business that may properly be brought before the meeting or any adjourned session thereof.

     Stockholders of record at the close of business on May 1, 1996 are entitled to notice of, and to vote at, the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Frances Rathke, Secretary

South Burlington, Vermont
May 22, 1996

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXIES (ONE FOR CLASS A COMMON STOCK AND ONE FOR CLASS B COMMON STOCK) AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                          BEN & JERRY'S HOMEMADE, INC.

Corporate Offices Mailing Address:
                30 Technology Drive, Suite #1, South Burlington, VT 05403


                       1996 ANNUAL MEETING OF STOCKHOLDERS
                                  June 22, 1996

                                 PROXY STATEMENT

     The enclosed form of proxy (one for Class A Common Stock and one for Class B Common Stock) is solicited on behalf of the Board of Directors of Ben & Jerry's Homemade, Inc. ("Ben & Jerry's" or the "Company") for use at the 1996 Annual Meeting of Stockholders to be held at the Sugarbush North Resort in Warren, Vermont on Saturday, June 22nd, 1996 at 10:00 a.m., Vermont time, and at any adjourned session thereof (the "Meeting").

     The expense of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone or other communication methods with shareholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals or other beneficial owners of capital stock of Ben & Jerry's.

     Any proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its mailing address set forth above,
(ii) by execution of a later-dated proxy, or (iii) by attending the Meeting and voting the shares covered by the proxy in person.

     Stockholders of record at the close of business on May 1, 1996 are entitled to receive notice of and to vote at the Meeting. Each share of the Company's Class A Common Stock and Class A Preferred Stock (the "Preferred Stock") outstanding on the record date is entitled to one vote, and each share of the Company's Class B Common Stock is entitled to ten votes. Each share of Class A Preferred Stock is entitled to one vote. As of the close of business on May 1, 1996 there were outstanding and entitled to vote 6,274.666 shares of Class A Common Stock, 910,589 shares of Class B Common Stock and 900 shares of Class A Preferred Stock.

     The Company's Annual Report for 1995 is being mailed to stockholders with this Proxy Statement. It is expected that this Proxy Statement will be mailed to stockholders on or about May 22, 1996.

ITEM #1                                 ELECTION OF DIRECTORS

     Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates to fix the number of directors at ten and to elect the nominees named below. Management knows of no reason why any nominee should refuse or be unable to serve. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine. In no event will the proxy be voted for any number of directors greater than ten. All nominees for election, other than Jon
R. Katzenbach and Jennifer Henderson, were previously elected Directors of the Company at the 1995 Annual Meeting.

     Set forth below is information relating to the nominees for the Board of Directors. Each Director elected will serve until his/her successor is elected and qualified or until his/her earlier resignation or removal. None of the nominees for Director is related to any other nominee or to any executive officer of the Company by marriage, adoption or blood.

Name                      Age       Principal Occupation or Employment               Director Since
- ----                      ---       ----------------------------------               --------------

Elizabeth Bankowski        48       Director of Social Mission                            1990
                                    Development of Ben & Jerry's
                                    Homemade, Inc. since June 1991.
                                    Private political consultant
                                    since January 1990.  Chief of Staff
                                    for Vermont Governor Madeline M.
                                    Kunin from 1985 to October 1989.

Ben Cohen                  44       Chairperson of the Board of Directors                 1977
                                    since February 1989. Chief Executive
                                    Officer of Ben & Jerry's Homemade, Inc.
                                    from January 1, 1991 to January 30, 1995.
                                    President from 1983 until February 1989.
                                    Vice President from 1977 to 1983.  One
                                    of the Company's two founders in 1977.

Jeffrey Furman             52       Consultant to Ben & Jerry's Homemade,                 1982
                                    Inc. since March, 1991.  Secretary to
                                    Ben & Jerry's Homemade, Inc. from 1982
                                    to 1991.  Vice President of Ben & Jerry's
                                    Homemade, Inc. from 1982 to March 1990.
                                    Senior Consultant, Raven Management
                                    Associates from 1976 to 1984.

Jerry Greenfield           44       Vice Chairperson of Ben & Jerry's                     1990
                                    Homemade, Inc. since 1990.  Director
                                    of Promotions from 1987 to 1990.
                                    Consultant to the Company from 1985
                                    to 1986.  One of the Company's two
                                    founders in 1977.


                                       4

Jennifer Henderson         48       Ms. Henderson is President of Strategic
                                    Interventions in Washington, DC
                                    Additionally, Ms. Henderson is Director
                                    of  Training for the Center for Community
                                    Change also in Washington, DC  Ms. Henderson
                                    was previously Executive Director of North
                                    Carolina Hunger Coalition in Fayetteville, NC.
                                    Ms. Henderson sits on the boards of Twenty-
                                    First Century Foundation; Nonprofit Management
                                    Association; Southern Organizing Committee;
                                    and Young Women's Project.  Ms. Henderson
                                    earned her B.A. in Politics and Journalism from
                                    North Carolina  State University.

Robert Holland Jr.         55       President and Chief Executive Officer                 1995
                                    of the Company since January 30, 1995.
                                    In March 1995, he was elected a Director
                                    of the Company.  He had been Chairperson
                                    and Chief Executive Officer of ROHKER-J,
                                    a consulting firm for Fortune 500
                                    companies since 1991.  Mr. Holland was a
                                    Director and Senior Vice President of
                                    Gilreath Manufacturing, Inc. from
                                    1987 to 1990 and was appointed Chairperson
                                    and Chief Executive Officer in March 1990
                                    until 1991.  From 1984 to 1987, Mr. Holland
                                    was Chairperson and Chief Executive Officer
                                    of City Marketing which engaged in beverage
                                    distribution.  From 1968 through 1991,
                                    Mr. Holland was an associate and then partner
                                    with McKinsey & Company, Inc. where he
                                    managed projects for global concerns involving
                                    operational, strategic and marketing issues.
                                    Mr. Holland is Chairperson of the Board of
                                    Trustees at Spelman College, a trustee of
                                    Atlanta University Center and Mutual of New
                                    York and is a member of the Board of Directors
                                    of Frontier Corporation, TrueMark Manufacturing
                                    Company and the Harlem Junior Tennis Program.

Jon R. Katzenbach          63       Mr. Katzenbach is a Director of McKinsey & Company,
                                    Inc. where he has been associated since 1959.  At
                                    McKinsey, Mr. Katzenbach's primary areas of expertise
                                    and interest have been strategy, organization, and
                                    leadership/change issues of large institutions,
                                    serving top executives of leading privately and
                                    publicly held companies. Mr. Katzenbach co-authored
                                    the book The Wisdom of Teams:Creating the High
                                    Performance Organization.  Mr. Katzenbach attended
                                    Brigham Young University, graduated with distinction
                                    from Stanford University with a B.A. in Economics,
                                    and earned his M.B.A. from Harvard University where
                                    he was a Baker Scholar.


                                        5







Fred Lager                 41      Consultant to Ben & Jerry's Homemade, Inc.             1982
                                   since February 1991.  President, Chief
                                   Executive Officer and Treasurer from
                                   February 1989 to 1991.  General Manager and
                                   Treasurer from 1982 until February 1989.  Mr. Lager
                                   is a director of Working Assets Funding Service and
                                   Whole Foods Market, Inc. , the largest chain of
                                   natural food supermarkets in the country.

Frederick A. Miller        49      Since 1985, he has been President of The               1992
                                   Kaleel  Jamison Consulting Group, Inc.,
                                   a strategic culture change and management
                                   consulting firm he joined in 1979.  Prior to
                                   joining the firm he was Assistant Director
                                   of Corporate Training at Connecticut
                                   General Life Insurance Company (now Cigna).

Henry Morgan               70      Mr. Morgan serves as Chairperson of the                1987
                                   Compensation Committee and as a  member
                                   of  the Audit Committee of the Board of Directors.
                                   He is President and sole director of Symbolics, Inc.,
                                   a corporation which has filed for protection under
                                   Chapter 11 of the United States Bankruptcy Code.
                                   Mr. Morgan is also a director of Cambridge
                                   Bancorporation.


     There were eight meetings of the Board of Directors in 1995. Directors who are not employees or full-time consultants of the Company receive $9,000 per year plus expenses. The Company has also adopted the 1995 Non-Employee Directors Plan for Stock in Lieu of Directors Cash Retainer under which directors may elect to be paid annually, in lieu of the cash retainer for Board services, shares of common stock having a fair market value (as of the date of payment) equal to the amount of such annual retainer. This plan was not implemented with respect to the year 1995.

     The Board of Directors has an Audit Committee, on which Messrs. Chandler, Lager (Chairperson) and Morgan, none of whom are employees of the Company, serve. This Committee met two times in 1995. The Audit Committee reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate.

     The Board of Directors also has a Compensation Committee, which reviews salary and related compensation matters relating to officers of the Company, reviews the compensation of all executive officers of the Company, makes recommendations to the Board regarding policy changes related to compensation, and administers certain compensation plans, including: The 1985 Stock Option Plan; The 1995 Equity Incentive Plan; and the Employee Stock Purchase Plan. Messrs. Chandler, Miller, and Morgan (Chairperson), none of whom are employees of the Company, serve on this Committee and it met four times in 1995.

Recommendation of the Board of Directors

     The Board of Directors recommends that the stockholders vote to fix the number of directors at ten and for each of the ten nominees.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

The following table sets forth the cash compensation paid by the Company in Fiscal Years 1993 - 1995 as well as certain other compensation paid, awarded or accrued for those years to the Company's Chief Executive Officer (Ben Cohen was CEO prior to Robert Holland's election in January 1995) and the Company's other executive officers at the end of the 1995 fiscal year whose total salary and bonuses for 1995 exceeded $100,000:

                                                                               Long-Term Compensation
                      Annual Compensation                                     Awards            Payouts
                      -------------------                              ------------------------------------
                                                            Other                    Securities                        All
Name and                                                   Annual      Restricted    Underlying                      Other
Principal                                                 Compen-           Stock      Options/       LTIP         Compen-
Position                  Year  Salary      Bonus(2)     ation(4)       Awards(3)          SARS    Payouts       sation(5)
- --------                  ----  ------      --------     --------       ---------          ----    -------       ---------
Ben Cohen                 1995  $132,500        --                                                                  $2,195
Chairperson               1994  $132,500        --                                                                  $2,650
and CEO(1)                1993  $133,212        --                                                                  $2,664

Jerry Greenfield          1995  $132,500        --                                                                  $2,195
Vice Chairperson          1994  $132,745        --                                                                  $2,655
                          1993  $132,517        --                                                                  $2,650


Robert Holland, Jr.       1995  $225,962   $100,000                                    $180,000                        --
CEO, President and
Director

Frances Rathke            1995  $125,000     $1,281                                      30,000                     $2,260
CFO, Treasurer            1994  $121,398       $611                                                                 $2,440
and Secretary             1993  $110,000     $1,581                                                                 $2,232

Elizabeth Bankowski       1995  $125,000       $745       $14,341         $21,360         5,000                     $2,267
Director of Social        1994  $115,803       $328                                                                 $2,323
Mission Development       1993  $105,000       $694                                                                 $2,114


(1) Ben Cohen was CEO prior to January 31, 1995.

(2) "Bonus" includes discretionary distributions under the Company's profit sharing plan pursuant to which a cash bonus was awarded to all employees (other than co-founders, Ben Cohen and Jerry Greenfield, CEO Robert Holland, and Senior Director of Operations Bruce Bowman). Robert Holland was awarded a bonus in accordance with his employment contract of $100,000 for the year 1995.

(3) "Restricted Stock Awards" includes restricted stock awards of 2000 shares made in 1995. No other restricted stock awards were made in 1993-1995, or are outstanding. Award was vested at date of grant.

(4)  "Other  Annual   Compensation"   consists  of  gross-up  payments  for  tax
liabilities incurred on the restricted stock award granted in 1995.

(5) "All Other Compensation" includes company contributions to 401(K) plans.

                                        7

Option/SAR Grants in 1995

     The following table shows all grants of options to the Named Executive Officers of Ben & Jerry's Homemade, Inc. in 1995. Pursuant to the Securities and Exchange Commission (the "SEC") rules, the table also shows the potential realized value of the options assuming the Company's stock price appreciates annually by 5% and 10% respectively from the date of grant until the end of the option term (10 years). These rates are mandated by the SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of the option can properly be determined by this method.


                                                                                         Potential
                                                                                         Realizable
                                                                                          Value at
                                       Percentage                                      Assumed Annual
                                        of Total                                          Rates of
                                        Options/                                         Stock Price
                                          SARS         Exercise                          Appreciation
                        Options/       Granted to         or                           for Option Term
                           SARS         Employees     Base Price   Expiration
                         Granted         in 1995      (per share)     Date            5%            10%
                         -------         -------      -----------     ----            --            ---
Ben Cohen .........            0              0              0              0              0              0
Jerry Greenfield               0              0              0              0              0              0
Robert Holland, Jr       180,000         75.00%      $   10.81        1/29/03     $1,223,073     $3,101,104
Frances Rathke ....       30,000         12.50%     $10.63-$14.00     3/31/04     $  253,539     $  642,517
Elizabeth Bankowski        5,000          2.08%      $   10.63        3/31/04     $   33,326     $   84,707

Aggregated Option/SAR Exercises in 1995 and 1995 Year-End
Option/SAR Values



                                Shares                                                     Value of Unexercised
                              Acquired                  Number of Unexercised              In-The-Money Options/
                                    on                Options/SARS at 12/30/95               SARS at 12/30/95
                              Exercise     Value      ------------------------               ----------------
                                   (#)   Realized   Exercisable   Unexercisable         Exercisable  Unexercisable
                                   ---   --------   -----------   -------------         -----------  -------------
Ben Cohen                           0          0             0               0                   0           ---
Jerry Greenfield                    0          0             0               0                   0           ---
Robert Holland, Jr.                 0          0        20,000         160,000             $78,750      $630,000
Frances Rathke                      0          0         2,500          28,685             $10,300       $29,050
Elizabeth Bankowski                 0          0         2,500           3,470             $10,300       $10,300

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is composed of three independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission and whose names appear below. The Committee is responsible for reviewing salary and related compensation matters relating to the Chief Executive Officer and the other officers of the Company and making recommendations to the Board regarding compensation policy changes for the Company. The Committee also administers the Company's stock option plans: The 1985 Option Plan (under which stock options were granted for the first time in 1994); The 1995 Equity Incentive Plan (under which stock options were granted for the first time in 1995); The 1991 Restricted Stock Plan (under which a restricted stock award was made in 1995); The 1995 Non-Employee Directors' Plan for Stock in Lieu of Directors' Cash Retainer (under which no shares were awarded in 1995); and the 1986 Employee Stock Purchase Plan.

General Compensation Philosophy

     The Company recently hired, Katherine Greenleaf, formerly a consultant to the Company, with responsibility for human resources and retail operations. The Company is presently engaged in a review and reformulation of its entire compensation programs, for presentation to the Compensation Committee and the Board of Directors. The 1995 Equity Incentive Plan, adopted at the 1995 Annual Meeting, is a key element in the program.

     The Company operates in the competitive environment of the super premiums ice cream and frozen dessert industry. While applying a principle of salary compression and "linked prosperity", the Company strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities linked to the Company's three-part mission, individual performance and overall contribution to the Company's success and the enhancement of shareholder value. These compensation opportunities are intended to enable the Company to attract, retain and motivate the people necessary to ensure the Company's long-term growth, both financial and non-financial (i.e. social performance). At the officer level, the Company has, since January 1995, hired a Chief Executive Officer and hired senior management in the areas of operations (1995), marketing and sales (1996) and human resources and retail operations (1996), supplementing senior management in the financial and social mission areas. Options were granted to all individuals who were senior management officers in 1995.

Compensation Components

     It is the Committee's objective to have a substantial portion of the Chief Executive Officer's compensation contingent ("at risk") upon the Company's successful performance, as well as his or her contribution to the Company's success in meeting its three-part mission, balancing both short and long-term goals. The compensation program for the Company's Chief Executive Officer, effective January 30, 1995, consists of three main components: 1a base salary; 2 an annual bonus; and, 3 long-term incentives. The second and third elements constitute the "at risk" portion of the Chief Executive Officer's overall compensation program. These three components are in addition to the Company's employee benefits, which include hospital and health insurance, life insurance, 401(k) Retirement Plan and Employee Stock Purchase Plan.

     Base Salary. The Committee annually reviews the base salary of the Chief Executive Officer and other officers. In determining salary adjustments, the Committee considers the Company's success in achieving the three-part mission objectives, the Officer's individual performance, and the Officer's base salary in relation to the lower-to-mid end of the competitive range of pay for the position.

     Annual Incentive Bonus. The annual incentive bonus is the first "at risk" element in the Company's Chief Executive Officer compensation program. At the beginning of each year, the Board of Directors is to establish the three-part mission objectives for that year, including business plan revenue and profitability targets and non-financial objectives. The Committee then establishes an annual incentive bonus award target for the CEO. In 1995 an annual incentive bonus was also established for the Senior Director of Operations.

     Long-Term Incentive Program. The long-term incentive program is the second "at risk" element of the Company's compensation program in which it is intended that the Chief Executive Officer, all other executive officers and all key employees will be eligible to participate. The Committee may also grant, from time to time, options across the board to all levels of employees. The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders. This approach brings into balance short and long-term compensation with the Company's goals, fosters the retention of key executive and management personnel, and incents the achievement of superior performance at the different employee levels within the Company. Long-term incentive awards to executives will be based upon criteria which include an individual's current position with the Company, total compensation, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and competitive practice. Following the March 1994 grant of stock options for an aggregate of 177,9127 shares of common stock to employees across the board, the Committee in 1995 made a restricted stock award of 2,000 shares and made stock option grants for an aggregate of 240,000 shares to Company officers.

1995 Compensation of the Chief Executive Officer

     For the year 1995, Mr. Holland, the President and Chief Executive Officer, received base salary at the rate of $250,000 and received an annual incentive award of $100,000. On the date of his hiring, Mr. Holland received non-incentive stock options to purchase 180,000 shares of common stock at an exercise price of $10 13/16 per share, equal to the fair market value at the date of grant and becoming exercisable over a term of eight years (subject to acceleration by the Committee).

                                                     Merritt C. Chandler
                                                     Frederick A. Miller
                                                     Henry Morgan

Certain Relationships and Related Transactions

     Mr. Cohen, Chairperson and director, has an employment agreement which has been extended for a term ending April 30, 1997. The agreement provided for a base salary, which may be increased by the Board (the Board has currently fixed such base salary at $150,000), and an incentive bonus at the discretion of the Board. The agreement also provides for certain medical benefits and a covenant not to compete during the term of the agreement and for a two year period thereafter, in consideration of payment by the Company (except as otherwise provided in the agreement) of the then-current base salary during the two-year period.

     During the year ended December 30, 1995, the Company purchased Rainforest Crunch cashew-brazilnut buttercrunch candy to be included in Ben & Jerry's Rainforest Crunch flavor ice cream for an aggregate purchase price of approximately $1,500,000 from Community Products, Inc., a company of which Messrs. Cohen and Furman are the principal stockholders and of which Mr. Cohen is also president. Mr. Lager was a director until January 1994. The candy was purchased from Community Products, Inc. at competitive prices and on standard terms and conditions. Although the Company expects to purchase additional quantities of candy from Community Products, Inc., termination of Ben & Jerry's relationship with this supplier would not have a material effect on the Company's business.

     Mr. Greenfield, Vice Chairperson, a director and also a director and President of Ben & Jerry's Foundation, has an employment agreement which has been extended for a term ending April 30, 1997. The agreement provides for a base salary, which may be increased by the Board (the Board has currently fixed such base salary at $150,000), and an incentive bonus at the discretion of the Board. The agreement also provides for certain medical benefits and a covenant not to compete during the term of the agreement and for a two-year period thereafter, in consideration of payment by the Company (except as otherwise provided in the agreement) of the then-current base salary during the two-year period.

     Mr. Holland was hired January 30, 1995 as President, Chief Executive Officer and as a Director in March 1995. Under Mr. Holland's Employment Agreement which has a term of four years, Mr. Holland is entitled to a base salary of $250,000 per year, subject to increase from time to time by the Board of Directors, and an annual incentive award payable in cash or vested shares of Class A Common Stock as determined by the Compensation Committee of the Board of Directors in an amount up to but not exceeding $125,000, with all or such portion thereof to be earned on a sliding scale based upon the extent to which the Committee determines that Mr. Holland has met in each fiscal year the objectives previously established for that year by the Compensation Committee. For 1995, the Incentive Award Objectives were financial objectives and for years 1996 and beyond the Objectives will be financial and non-financial in nature (i.e. Internal Culture and External Social Responsibility, etc.). Under the Company's 1985 Stock Option Plan, Mr. Holland received non- incentive stock options to purchase 180,000 shares of Class A Common Stock of the Company at an exercise price of $10 13/16 per share equal to the fair market value at the date of grant. The options have a term of eight years and become exercisable at the rate of 20,000 shares a year for the first four years, and thereafter at the rate of 25,000 a year so long as Mr. Holland is an employee of the Company under this Agreement, provided that, in lieu of said "regular" annual vesting of options during the fifth through eighth years, options for 25,000 shares which are at the time the latest options to become "regularly" exercisable by the passage of time become exercisable, by acceleration, upon the Committee's determination by March 15th of each year, commencing March 15, 1996, that Mr. Holland has met the Non-Financial Option Objectives previously established for the prior fiscal year by the Committee. No options have been accelerated. The agreement provides for termination of employment by the Company for cause (as defined) and also provides for termination by the Company other than for cause or by Mr. Holland for good reason (as defined), in each of which events Mr.
Holland is entitled to receive for the remaining period of the four year term his base salary and an amount equal to the average Incentive Award that was earned prior to termination under the Agreement times the period remaining and all options which could have become exercisable upon "regular" annual vesting prior to the end of the four year term shall be accelerated and become vested upon such termination. The Agreement also provides that during the term and for two years thereafter Mr. Holland will not compete with the Company.

     Subsequent to year-end 1990, Messrs. Lager and Furman retired as employees of the Company and as President (and Chief Executive Officer) and Secretary, respectively. Messrs. Lager and Furman first provided services to the Company in 1982 and 1978, respectively, and have been instrumental, along with the co-founders of the Company, in its emergence as a leading super premium ice cream business and a socially responsible Vermont company. The Board has approved the following employment termination arrangements for Messrs. Lager and Furman, each of whom remains a director of the Company and a consultant to the Company.

     Under the terms of the Employment Agreement dated January 1, 1984 between the Company and Mr. Lager, Mr. Lager is entitled, in consideration of his covenant not to compete for the period of two years after termination of employment, to severance compensation during that two year period at his annual base salary level in effect on the date of termination of employment ($100,000 per year). The Employment Agreement was amended (i) to extend the termination date from December 31, 1989 to February 2, 1991, (ii) to provide that the Company pay for family health insurance coverage under the Company's regular employee health insurance plan for a twelve year period after termination, (iii) to transfer to Mr. Lager a $1 million life insurance policy presently held by the Company on Mr. Lager's life and to provide for continued payment by the Company of the premiums due on the life insurance policy (currently $11,745 per year) until the date when the policy becomes "self-funding", which is estimated to be December 31, 2002, and (iv) to extend the non-compete provisions for an additional three years (without any additional payment) beyond the two-year post-employment non-competition period provided for in the original Employment Agreement.

     Under the terms of a Consulting Agreement dated as of January 17, 1991 (the "Original Consulting Agreement"), Mr. Lager agrees to furnish management consulting services to the Company upon the Company's request (up to approximately 40 hours per month, subject to holidays and vacations) for a five-year period, commencing February 3, 1991, with compensation being paid at the rate of $75,000 for the first year, and with $5,000 annual increases for each of the following four years. Under the Agreement Mr. Lager has agreed not to compete with the Company during the term of and for a period of two years following the expiration of the Agreement.

     Mr. Lager's Original Consulting Agreement was amended in 1994 and 1995 to reflect additional consulting services during the period the Company was searching for a new Chief Executive Officer and while Mr. Lager was Acting Director of Manufacturing. Mr. Lager furnished full-time management consulting services and was compensated at the rate of $3,300 per week plus reasonable out-of-pocket expenses for the period July 1, 1994 through December 31, 1994. For the period January 1, 1995 through August 31, 1995, Mr. Lager was compensated at the rate of $4,615 per week in addition to payments at the rate due under the Original Consulting Agreement, plus reasonable out-of-pocket expenses. Commencing September 1995, Mr. Lager is providing only part-time consulting services called for under the Original Consulting Agreement at the rate provided therein, which is now $8,333 per month, plus reasonable out-of-pocket expenses. In 1994 and 1995, Mr. Lager was paid $147,217 and $235,902. The term of his Original Consulting Agreement, as extended by the 1994-1995 amendment, is July 31, 1996.

     Under the terms of a Severance and Non-Competition Agreement dated as of December 31, 1990, Mr. Furman was entitled to two-year severance/non-competition payments similar to those paid to Mr. Lager. Under the terms of the Agreement, Mr. Furman was entitled, as severance and in consideration of his covenant not to compete for a period of five years after termination of employment, to compensation payable for the first two years after termination on March 2, 1991 at the annual rate of $60,000. The Severance and Non-Competition Agreement also provides for the Company to pay for family health insurance coverage under the Company's regular employee health insurance plan for an eight-year period after termination. In 1995, Mr. Furman was paid $51,938 for consulting services in connection with his work on behalf of the Company as the Chair of the CEO Search Committee and consultant for certain projects including the Russian joint venture, franchise partnershops and alternative supplier arrangements.

     Mr. Bowman, Senior Director of Operations, has an employment agreement dated August 21, 1995, which has a term of three years, expiring August 20, 1998. The agreement provides for an annual base salary, which may be increased by the Board (the Board has currently fixed such base salary at $160,000), and an incentive bonus, not exceeding 35% of his base salary (payable in cash and shares of Class A Common Stock under the Company's Restricted Stock Plan), as determined by the Chief Executive Officer, subject to approval of the Compensation Committee. The amount of the award for the 1995 short year was $40,000. The agreement also provides for stock options on 25,000 shares of Class A Common Stock which were granted in August, 1995, vesting over a period of six years, commencing January 1, 1997. The agreement also provides for medical, life insurance, 401(k) plan and other employee benefits, a covenant not to compete during the term of the agreement and for a two-year period thereafter, and for one year's continuation of then-current base salary and annual incentive award at the rates in effect on the date of termination of his employment by the Company without cause.

Stock Performance Graph

     The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock (Class A and Class B) over the last five years (the "Measuring Period") with 1 the cumulative total return of the NASDAQ Stock Market Index (U.S.) and 2 the cumulative total return of the Standard and Poors Food Index, assuming in each case the investment of $100 on December 31, 1990. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

Total Return to Shareholder
- ---------------------------

                    Ben & Jerry's             S & P Foods
                    Homemade, Inc.               Index                   NASDAQ
                    --------------               -----                   ------

12/31/90                100                      100                      100
 3/31/91                130.51                   117.57                   129.92
 6/30/91                130.51                   116.52                   128.41
 9/30/91                222.03                   124.13                   143.30
12/31/91                250.85                   145.88                   160.56
 3/31/92                257.63                   128.23                   165.60
 6/30/92                366.10                   130.41                   154.28
 9/30/92                406.78                   140.89                   160.62
12/31/92                386.44                   145.54                   186.87
 3/31/93                427.12                   140.39                   190.37
 6/30/93                345.76                   130.07                   194.03
 9/30/93                264.41                   127.31                   210.38
12/31/93                218.64                   133.56                   214.51
 3/31/94                227.12                   129.34                   205.49
 6/30/94                228.81                   130.23                   195.89
 9/30/94                189.83                   141.07                   212.10
12/31/94                128.81                   149.29                   209.69
 3/31/95                161.02                   154.36                   228.49
 6/30/95                186.44                   168.29                   261.36
 9/30/95                254.24                   175.19                   292.82
12/31/95                200.00                   190.44                   296.30



     The above stock performance graph is required by regulations adopted by the Securities and Exchange Commission.

Stock Ownership Filings

     Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1995. All of these filing requirements were satisfied by its directors and officers and, to the Company's knowledge and belief, ten percent holders.

ITEM #2                                    RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the independent public accounting firm of Ernst & Young LLP to audit the accounts of the Company for the fiscal year 1996. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the stockholders of the Company at the Annual Meeting.

     Neither the firm of Ernst & Young LLP nor any of its partners has a direct or materially indirect financial interest in the Company. Representatives of the firm of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1996.

Vote Required

     The affirmative vote of a majority of the votes properly cast on the matter by all shares of outstanding stock of the Company, voting together, at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1996.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of March 8, 1996 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock by (i) all persons owning of record, or beneficially to the knowledge of the Company, more than five percent of the outstanding shares of Class A Common Stock, Class B Common Stock or Preferred Stock, (ii) each director and executive officer of the Company individually, (iii) all directors and officers of the Company as a group and
(iv) The Ben & Jerry's Foundation, Inc. The mailing address of each of the persons shown and of the Foundation is c/o the Company, 30 Technology Drive, Suite #1, South Burlington, Vermont 05403.

                                  Amount of                   Amount of
                                  Beneficial                 Beneficial              Amount of
                                 Ownership of               Ownership of             Beneficial
                                    Class A                   Class B               Ownership of
                                 Common Stock               Common Stock          Preferred Stock
                                 ------------               ------------          ---------------
                                        Percentage                 Percentage            Percentage
                               Number       of          Number         of       Number       of
                                 of     Outstanding       of      Outstanding     of     outstanding
                               Shares    Shares (a)     Shares     Shares (b)   Shares     Shares
                               ------    ----------     ------     ----------   ------     ------

Ben Cohen (c)                 604,373        9.6       487,876        52.24          0         0
Robert Holland, Jr.                 0        0               0         0             0         0
Fred Lager (d)                 30,600        *          53,600         5.90          0         0
Jeffrey Furman (e),(f)         10,000        *          30,300         3.30          0         0
Merritt C. Chandler             1,072        *              36         *             0         0
Henry Morgan                    2,700        *               *         *             0         0
Jerry Greenfield (e)          130,000        2.01       90,000         9.90          0         0
Frederick Miller                  600        *               0         0             0         0
Elizabeth Bankowski             3,182        *               0         0             0         0
Frances Rathke                  3,315        *               0         0             0         0
Bruce Bowman                        0        0               0         0             0         0
                              -------       -----      -------        -----          -         -
All Officers and directors
as a group (13 persons)       785,842       12.53      661,812        72.60          0         0
                              =======       =====      =======        =====          =         =
The Ben & Jerry's
Foundation, Inc.                    0        0               0         0           900       100
                                    =        =               =         =           ===       ===

- ----------------------

*      Less than 1%

(a) Based on the number of shares of Class A Common Stock outstanding as of March 8, 1996. Each share of Class A Common Stock entitles the holder to one vote.

(b) Based on the number of shares of Class B Common Stock outstanding as of March 8, 1996. Each share of Class B Common Stock entitles the holder to ten votes.

(c) Under the regulations and interpretations of the Securities and Exchange Commission, Mr. Cohen may be deemed to be a parent of the Company.

(d)  Mr. Lager owns these shares jointly with his wife.

(e) By virtue of their positions as two of the three current directors of the Foundation, which has the power to vote or dispose of the Preferred Stock, each of Messrs. Greenfield, a co-founder, Director and Vice Chairperson of the Company, and Furman, a Director of and consultant to the Company, may be deemed, under the regulations and interpretations of the Securities and Exchange Commission, to own beneficially the Preferred Stock.

(f) Does not include 210 shares of Class A Common Stock and 105 shares of Class B Common Stock owned by Mr. Furman's wife, as to which he disclaims beneficial ownership.

(g) While the Foundation is an entity legally separate from the Company, it may be deemed to be an affiliate of the Company under the securities laws.

                                     VOTING

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

     The ten nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve any other matter which comes before the

     Annual Meeting, except where law or the Company's Articles of Association or by-laws require otherwise.

     The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

                                  MISCELLANEOUS

     Each of the Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company later specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for presentation at the 1997 Annual Meeting must be received by the Secretary of the Company at the Company's headquarters in South Burlington, Vermont by January 31, 1997.

                                     GENERAL

     The proxy confers discretionary authority with respect to any other business which may come before the Annual Meeting of Stockholders, including rules for the conduct of the meeting. The Board of Directors knows of no other matter to be presented at the Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in the Proxy Statement do properly come before the Meeting, unless the contrary is indicated.

     In addition to the solicitation of proxies by mail, management and employees of the Company may also assist in soliciting proxies in person or by mail, telescope, telephone, telegram and personal interviews for which they will receive no additional compensation. The costs of solicitation of proxies will be borne by the Company.

     You are encouraged to exercise your right to vote by marking the appropriate boxes, and dating and signing the enclosed proxy(s) card. It is not necessary to mark any box if you wish to vote in accordance with the recommendations of the Board of Directors. The proxy(s) card may be returned in the enclosed envelope, which is postage-paid if mailed in the United States. A prompt response will be helpful and your cooperation is appreciated.

May 22, 1996                                        Ben & Jerry's Homemade, Inc.

CLASS A COMMON STOCK
BEN & JERRY'S HOMEMADE, INC.
This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Ben Cohen, Jeffrey Furman and Fred Lager, and each of them, as proxies, each with the power to appoint his substitute and hereby authorizes any of them to represent and to vote, as designated below, all the shares of Class A Common Stock of Ben & Jerry's Homemade, Inc. held of record by the undersigned on May 1, 1996 at the Annual Meeting of Stockholders to be held on June 22, 1996 at Sugarbush North Resort in Warren, Vermont at 10:00 a.m., Vermont time, or any adjournment thereof.

1.  Election of Directors

     FOR all nominees listed below or if any nominee is not available for election, such substitute as the Directors may designate (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for nominees listed below

Elizabeth Bankowski, Ben Cohen, Jeffrey Furman, Jerry Greenfield, Jennifer Henderson, Robert Holland Jr., Jon R. Katzenbach, Fred Lager, Frederick A. Miller, Henry Morgan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
- -------------------------------------------------------------------
2. APPROVING the selection of Ernst & Young as the Company's independent auditors for 1996.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR ALL PROPOSALS.

Dated____________, 1996

- -----------------------
Signature
- -----------------------
Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

CLASS B COMMON STOCK
BEN & JERRY'S HOMEMADE, INC.
This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Ben Cohen, Jeffrey Furman and Fred Lager, and each of them, as proxies, each with the power to appoint his substitute and hereby authorizes any of them to represent and to vote, as designated below, all the shares of Class B Common Stock of Ben & Jerry's Homemade, Inc. held of record by the undersigned on May 1, 1996 at the Annual Meeting of Stockholders to be held on June 22, 1996 at Sugarbush North Resort in Warren, Vermont at 10:00 a.m., Vermont time, or any adjournment thereof.

1.  Election of Directors

FOR all nominees listed below or if any nominee is not available for election, such substitute as the Directors may designate (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for nominees listed below

Elizabeth Bankowski, Ben Cohen, JeffreyFurman, Jerry Greenfield,
Jennifer Henderson, Robert Holland Jr., Jon R. Katzenbach, Fred Lager, Frederick A. Miller, Henry Morgan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
- -------------------------------------------------------------------
2. APPROVING the selection of Ernst & Young as the Company's independent auditors for 1996.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR ALL PROPOSALS.

Dated____________, 1996

- -----------------------
Signature
- -----------------------
Signature if held jointly

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.